Exhibit 11.01
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                       ALLIANCE SEMICONDUCTOR CORPORATION

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                          AND COMMON EQUIVALENT SHARES



                                                                       Quarter Ended June 30,
                                                                  1997                       1996
                                                           --------------------      ---------------------
                                                                (in thousands, except per share data)

Net income (loss)..................................              $1,108                    $(10,035)
                                                                 ======                    =========

Weighted average number of common shares
    outstanding during the quarter.................              38,999                      38,416

Weighted-average common stock equivalents
    (calculated using the "treasury stock" method)
    representing  shares  issuable  upon  exercise
    of  employee  stockoptions.....................               2,043
                                                                  -----                      ------
Weighted-average common shares and equivalents.....              41,042                      38,416
                                                                 ======                     ========
Net income (loss) per share........................              $ 0.03                     $ (0.26)
                                                                 ======                     ========

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